300 Erie Boulevard West, Syracuse, New York 13202-4250  -  315.474.1511
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NIAGARA MOHAWK IS EXTENDING GENERATION AUCTION BY APPROXIMATELY TWO MONTHS


     SYRACUSE, Sept. 28 -- Niagara Mohawk Power Corp. (NYSE: NMK) announced today that it is extending its ongoing auction of its fossil and hydroelectric generating assets by approximately two months.

After reviewing submitted bids, the company believes that extending the process for approximately two months will maximize value for customers and shareholders.

As part of its POWERCHOICE plan to reduce prices and promote competition, Niagara Mohawk is selling its four fossil-fueled plants located in Bethlehem, Dunkirk, Tonawanda and Oswego with a combined capacity of 3,256 megawatts. The portfolio also includes 72 hydroelectric plants with a combined capacity of 661 megawatts, and a dormant site near Rotterdam, which previously contained combustion turbines.

Investment bankers Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities Corp. are serving as financial advisors for the sale.

Niagara Mohawk is an investor-owned energy services company that provides electricity to more than 1.5 million customers across 24,000 square miles of Upstate New York. The company also delivers natural gas to more than 500,000 customers over 4,500 square miles of eastern, central and northern New York.